NEWS RELEASE

March 9, 2005

FOR IMMEDIATE RELEASE

CONTACT:  Andy L. Nemeth


                            PATRICK INDUSTRIES, INC.
                          SECURES FIXED RATE FINANCING


                           Elkhart, Indiana - - - - - - - Paul E. Hassler,
President and Chief Executive Officer of Patrick Industries, Inc. (PATK), announced today that the Company has expanded its credit facility with JPMorgan Chase Bank, N.A. and National City Bank by securing an additional $15.0 million in fixed term-debt financing to support its strategic capital equipment and expansion needs. In conjunction with this financing package, the Company reduced its revolving line of credit from $15.0 million to $10.0 million and structured the agreement with interest only payments in 2005 and principal payments to begin in the first quarter of 2006. The interest on the debt is fixed at 4.78%, plus the Company's applicable credit spread as defined in the agreement. The financing platform provides for a five-year maturity with a ten-year amortization schedule and is subject to certain covenants in conjunction with the overall credit facility.

         Mr. Hassler said, "This financing package supports our capital expenditure initiatives and allows us more flexibility with regards to our working capital needs. As we proceed with our strategic focus and plan for future growth through increased sales and market share, and potential acquisitions, we are pleased to have the support of our financial institutions."

         Patrick Industries, Inc. is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, and Industrial markets, and operates coast to coast in thirteen states.

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